EXHIBIT INDEX
Exhibit        Description
No.
99.1         Press Release, dated November 2, 2017, of Saul Centers, Inc.

Section 2: EX-99.1 (EX-99.1)
Exhibit 99.1
SAUL CENTERS, INC.
7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522
(301) 986-6200
Saul Centers, Inc. Reports Third Quarter 2017 Earnings
November 2, 2017, Bethesda, MD.
Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust ("REIT"), announced its operating results for the quarter ended September 30, 2017 (“2017 Quarter”). Total revenue for the 2017 Quarter increased to $56.2 million from $53.2 million for the quarter ended September 30, 2016 (“2016 Quarter”). Operating income, which is net income before the impact of change in fair value of derivatives, loss on early extinguishment of debt and gains on sales of property and casualty settlements, if any, increased to $14.4 million for the 2017 Quarter from $12.7 million for the 2016 Quarter.
The Park Van Ness mixed-use development opened in May 2016, and, as of September 30, 2017, 254 apartments were leased (93.7%). Concurrent with the opening in 2016, interest, real estate taxes and all other costs associated with the property, including depreciation, began to be charged to expense, while revenue continues to grow as occupancy increases. As a result, net income for the 2017 Quarter was adversely impacted by $0.4 million.
Net income attributable to common stockholders increased to $8.4 million ($0.38 per diluted share) for the 2017 Quarter compared to $7.1 million ($0.33 per diluted share) for the 2016 Quarter.
Same property revenue increased $2.2 million (4.2%) and same property operating income increased $1.1 million (2.8%) for the 2017 Quarter compared to the 2016 Quarter. We define same property revenue as total revenue minus the sum of interest income and revenue of properties not in operation for the entirety of the comparable reporting periods. We define same property operating income as net income plus the sum of interest expense and amortization of deferred debt costs, depreciation and amortization, general and administrative expense, loss on the early extinguishment of debt (if any), predevelopment expense and acquisition related costs, minus the sum of interest income, the change in the fair value of derivatives, gains on property dispositions (if any) and the results of properties which were not in operation for the entirety of the comparable periods. Shopping Center same property operating income for the 2017 Quarter totaled $31.0 million, a $0.7 million increase from the 2016 Quarter. The increase in Shopping Center same property operating income was primarily due to (a) higher base rent ($0.4 million), (b) higher other revenue ($0.2 million) and (c) lower provision for credit losses ($0.1 million). Mixed-Use same property operating income totaled $9.9 million, a $0.4 million increase from the 2016 Quarter. The increase in Mixed-Use same property operating income was due primarily to (a) Park Van Ness ($1.1 million) partially offset by (b) lower termination fees ($0.3 million) and (c) lower parking revenue as a result of a garage refurbishment ($0.2 million).
As of September 30, 2017, 95.5% of the commercial portfolio was leased (not including the apartments at Clarendon Center and Park Van Ness), compared to 94.7% at September 30, 2016. On a same property basis, 95.4% of the commercial portfolio was leased as of September 30, 2017, compared to 95.3% at September 30, 2016. The apartments at Clarendon Center were 96.3% leased as of September 30, 2017, compared to 96.7% as of September 30, 2016. The apartments at Park Van Ness were 93.7% leased as of September 30, 2017, compared to 61.3% at September 30, 2016.
For the nine months ended September 30, 2017 (“2017 Period”), total revenue increased to $170.6 million from $162.9 million for the nine months ended September 30, 2016 (“2016 Period”). Operating income increased to $46.2 million for the 2017 Period from $42.4 million for the 2016 Period. The increase in operating income was primarily due to (a) higher property operating income ($6.7 million) partially offset by (b) higher interest expense and amortization of deferred debt costs ($1.3 million), (c) higher depreciation and amortization of deferred leasing costs ($0.9 million), and (d) higher general and administrative expenses ($0.7 million).
Net income attributable to common stockholders increased to $27.4 million ($1.25 per diluted share) for the 2017 Period compared to $24.5 million ($1.14 per diluted share) for the 2016 Period. The increase in net income attributable to common stockholders was primarily due to (a) higher property operating income ($6.7 million) partially offset by (b) higher interest expense and amortization of deferred debt costs ($1.3 million), (c) higher income attributable to noncontrolling interests ($1.0 million), (d) higher depreciation and amortization of deferred leasing costs ($0.9 million), and (e) higher general and administrative expenses ($0.7 million).

www.SaulCenters.com

Same property revenue increased 0.5% and same property operating income increased 0.7% for the 2017 Period, compared to the 2016 Period. Shopping Center same property operating income increased 2.3% and mixed-use same property operating income decreased 4.7%. Shopping Center same property operating income increased primarily due to (a) higher other revenue ($0.9 million), (b) higher base rent ($0.7 million) and (c) a reduction in property operating expenses, net of recoveries ($0.4 million). Mixed-Use same property operating income decreased primarily due to (a) lower termination fees ($0.6 million) and (b) lower parking revenue as a result of a garage refurbishment ($0.3 million).
Funds from operations ("FFO") available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) was $22.7 million ($0.77 per diluted share) in the 2017 Quarter compared to $21.3 million ($0.73 per diluted share) in the 2016 Quarter. FFO for the 2017 Quarter increased primarily due to (a) Park Van Ness ($1.0 million), (b) lower interest expense exclusive of interest expense related to Park Van Ness and Burtonsville Town Square ($0.4 million), and (c) Burtonsville Town Square, which was acquired in January 2017 ($0.4 million). FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus real estate depreciation and amortization, and excluding gains and losses from property dispositions, impairment charges on depreciable real estate assets and extraordinary items.
FFO available to common stockholders and noncontrolling interests (after deducting preferred stock dividends) increased 7.1% to $71.3 million ($2.42 per diluted share) in the 2017 Period from $66.5 million ($2.30 per diluted share) in the 2016 Period. FFO available to common stockholders and noncontrolling interests increased primarily due to (a) lower interest expense exclusive of interest expense related to Park Van Ness and Burtonsville Town Square ($2.2 million), (b) Park Van Ness ($1.8 million) and (c) Burtonsville Town Square ($1.2 million).
Saul Centers, Inc. is a self-managed, self-administered equity REIT headquartered in Bethesda, Maryland, which currently operates and manages a real estate portfolio of 58 properties which includes (a) 49 community and neighborhood shopping centers and six mixed-use properties with approximately 9.2 million square feet of leasable area and (b) three land and development properties. Approximately 85% of the Saul Centers' property operating income is generated by properties in the metropolitan Washington, DC/Baltimore area.

Contact:    Scott Schneider
(301) 986-6220

www.SaulCenters.com

Saul Centers, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	September 30, 2017	December 31, 2016
	(Unaudited)
Assets
Real estate investments
Land	$450,256	$422,546
Buildings and equipment	1,257,886	1,214,697
Construction in progress	80,163	63,570
	1,788,305	1,700,813
Accumulated depreciation	(478,284)	(458,279)
	1,310,021	1,242,534
Cash and cash equivalents	9,385	8,322
Accounts receivable and accrued income, net	55,619	52,774
Deferred leasing costs, net	27,679	25,983
Prepaid expenses, net	8,901	5,057
Other assets	12,123	8,355
Total assets	$1,423,728	$1,343,025

Liabilities
Notes payable	$873,538	$783,400
Revolving credit facility payable	88,608	48,217
Construction loan payable	—	68,672
Dividends and distributions payable	18,143	17,953
Accounts payable, accrued expenses and other liabilities	24,267	20,838
Deferred income	31,040	30,696
Total liabilities	1,035,596	969,776

Equity
Preferred stock	180,000	180,000
Common stock	220	217
Additional paid-in capital	344,820	328,171
Accumulated deficit and other comprehensive loss	(195,584)	(189,883)
Total Saul Centers, Inc. stockholders’ equity	329,456	318,505
Noncontrolling interests	58,676	54,744
Total equity	388,132	373,249
Total liabilities and equity	$1,423,728	$1,343,025

Saul Centers, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenue	(unaudited)		(unaudited)
Base rent	$45,385	$43,151	$135,436	$128,338
Expense recoveries	9,447	8,561	26,378	26,011
Percentage rent	67	57	968	1,016
Other	1,338	1,464	7,828	7,504
Total revenue	56,237	53,233	170,610	162,869
Operating expenses
Property operating expenses	7,418	6,685	20,543	20,740
Provision for credit losses	52	391	602	1,207
Real estate taxes	6,834	6,195	20,124	18,266
Interest expense and amortization of deferred debt costs	11,821	11,524	35,585	34,268
Depreciation and amortization of deferred leasing costs	11,363	11,626	34,396	33,478
General and administrative	4,363	4,033	13,178	12,500
Acquisition related costs	—	57	—	57
Total operating expenses	41,851	40,511	124,428	120,516
Operating income	14,386	12,722	46,182	42,353
Change in fair value of derivatives	(1)	1	(2)	(9)
Net income	14,385	12,723	46,180	42,344
Income attributable to noncontrolling interests	(2,902)	(2,484)	(9,483)	(8,530)
Net income attributable to Saul Centers, Inc.	11,483	10,239	36,697	33,814
Preferred stock dividends	(3,093)	(3,093)	(9,281)	(9,281)
Net income attributable to common stockholders	$8,390	$7,146	$27,416	$24,533
Per share net income attributable to common stockholders
Basic and diluted	$0.38	$0.33	$1.25	$1.14

Weighted Average Common Stock:
Common stock	21,942	21,597	21,844	21,448
Effect of dilutive options	86	182	105	96
Diluted weighted average common stock	22,028	21,779	21,949	21,544

Reconciliation of net income to FFO attributable to common stockholders and noncontrolling interests (1)
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands, except per share amounts)	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net income	$14,385	$12,723	$46,180	$42,344
Add:
Real estate depreciation and amortization	11,363	11,626	34,396	33,478
FFO	25,748	24,349	80,576	75,822
Subtract:
Preferred stock dividends	(3,093)	(3,093)	(9,281)	(9,281)
FFO available to common stockholders and noncontrolling interests	$22,655	$21,256	$71,295	$66,541
Weighted average shares:
Diluted weighted average common stock	22,028	21,779	21,949	21,544
Convertible limited partnership units	7,521	7,391	7,491	7,360
Average shares and units used to compute FFO per share	29,549	29,170	29,440	28,904
FFO per share available to common stockholders and noncontrolling interests	$0.77	$0.73	$2.42	$2.30

(1)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus real estate depreciation and amortization, and excluding extraordinary items, impairment charges on depreciable real estate assets and gains or losses from property dispositions. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company’s Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as an indicator of the Company’s operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what the Company believes occurs with its assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.

Reconciliation of revenue to same property revenue
(in thousands)	Three months ended September 30,		Nine months ended September 30,
	2017	2016	2017	2016
Total revenue	$56,237	$53,233	$170,610	$162,869
Less: Interest income	(9)	(12)	(31)	(36)
Less: Acquisitions, dispositions and development properties	(1,351)	(580)	(10,336)	(3,314)
Total same property revenue	$54,877	$52,641	$160,243	$159,519
Shopping Centers	$39,483	$38,331	$120,569	$119,161
Mixed-Use properties	15,394	14,310	39,674	40,358
Total same property revenue	$54,877	$52,641	$160,243	$159,519

Reconciliation of net income to same property operating income
	Three Months Ended September 30,		Nine Months Ended September 30,
(In thousands)	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net income	$14,385	$12,723	$46,180	$42,344
Add: Interest expense and amortization of deferred debt costs	11,821	11,524	35,585	34,268
Add: Depreciation and amortization of deferred leasing costs	11,363	11,626	34,396	33,478
Add: General and administrative	4,363	4,033	13,178	12,500
Add: Acquisition related costs	—	57	—	57
Add: Change in fair value of derivatives	1	(1)	2	9
Less: Interest income	(9)	(12)	(31)	(36)
Property operating income	41,924	39,950	129,310	122,620
Less: Acquisitions, dispositions and development property	1,060	192	6,737	862
Total same property operating income	$40,864	$39,758	$122,573	$121,758

Shopping Centers	$30,971	$30,290	$95,866	$93,733
Mixed-Use properties	9,893	9,468	26,707	28,025
Total same property operating income	$40,864	$39,758	$122,573	$121,758